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                                                                      Exhibit 9
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[Lincoln Financial Group(R) LOGO]   Law Department   Lincoln National Life Insurance Co.
                                                                  1300 South Clinton St.
                                                                           P.O. Box 1110
                                                                    Fort Wayne, IN 46802
                                                                        Fax 260-455-5135
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Writer's Direct Dial:   260/455-3917
Telefax Number:         260/455-5135

November 16, 2007

VIA EDGAR

Lincoln Life & Annuity Company of New York
100 Madison Street
Suite 1860
Syracuse, NY 13202

Re:  Lincoln New York Account N for Variable Annuities
     Lincoln ChoicePlus Assurance (A Share)
     (File Nos. 811-09763; 333-145531)

Ladies and Gentlemen:

I have made such examination of law and have examined such records and documents as I have deemed necessary to render the opinion expressed below.

I am of the opinion that upon acceptance by Lincoln New York Account N for Variable Annuities (the "Account"), a segregated account of Lincoln Life & Annuity Company of New York ("Lincoln New York"), of contributions from a person pursuant to an annuity contract issued in accordance with the prospectus contained in the registration statement on Form N-4, and upon compliance with applicable law, such person will have a legally issued interest in his or her individual account with the Account, and the securities issued will represent binding obligations of Lincoln New York.

I consent to the filing of this Opinion as an exhibit to the Account's Pre-Effective Registration Statement on Form N-4.

Sincerely,


/s/ Mary Jo Ardington
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Mary Jo Ardington
Senior Counsel
The Lincoln National Life Insurance Company